Exhibit 99.1

MTR GAMING GROUP UPDATES STATUS OF ITS PLANNED RACETRACK
FOR ERIE, PENNSYLVANIA

CHESTER, WV – June 27, 2003 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today provided an update concerning the status of its planned racetrack in Erie, Pennsylvania, for which the Pennsylvania State Horse Racing Commission unanimously granted a license on November 19, 2002 to MTR’s wholly owned subsidiary, Presque Isle Downs, Inc.  As has been previously announced, affiliates of Penn National Gaming and Magna Entertainment challenged the Racing Commission’s decision in the Commonwealth Court of Pennsylvania.

As part of a settlement agreement between MTR and Magna, on June 19, 2003, Magna filed a motion to withdraw its appeal with prejudice and informed the Court that the Racing Commission supported the motion.  On June 25, 2003, MTR and Penn National reached an agreement in principle pursuant to which Penn National agreed to withdraw its appeal in consideration for MTR’s agreement to purchase Penn National’s off track wagering facility in Erie upon MTR’s commencement of parimutuel wagering in Erie and to offer comparable employment to Penn National’s employees at the Erie facility.

On June 26, 2003, the Court issued its Opinion and Order in which it denied Penn National’s petition for review, finding that the Racing Commission had not committed an error of law in granting the license.  However, notwithstanding Magna’s motion to withdraw its appeal, the Court granted Magna’s petition, holding that Magna had timely requested and should have received a formal hearing to be conducted in accordance with Pennsylvania’s Administrative Agency Law.  The Court therefore vacated the Racing Commission’s November 19, 2002 Order, with regard to Magna, and remanded the case to the Racing Commission for a formal hearing.  The Company believes that on remand, there being no further dispute among the parties to the proceeding, the Racing Commission will reaffirm Presque Isle Downs’ license.  There can be no assurances of this result, however, or that the Company’s plans to build the racetrack will be executed.

About MTR Gaming Group

MTR Gaming Group, Inc. owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia, which currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,000 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  The Company also owns and operates the Ramada Inn and Speedway Casino in North Las Vegas.  In late 2002, MTR obtained a license to build a new thoroughbred racetrack with parimutuel wagering in Erie, Pennsylvania (vacated with regard to Magna and remanded by Order dated June 26, 2003), and signed a Merger Agreement with Scioto Downs, Inc. for Scioto to become a wholly owned subsidiary of MTR (subject to various customary conditions as reported on Forms 8-K filed with the Securities and Exchange Commission on December 24, 2002, March 5, 2003, and May 7, 2003).  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

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Except for historical information, this press release contains forward-looking statements concerning, among other things, future plans and operating results, and specifically the status of licensing and development of Presque Isle Downs in Erie, Pennsylvania.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to the action with respect to Presque Isle Downs’ license to be taken by the Pennsylvania State Horse Racing Commission on remand from the Commonwealth Court, receipt of all necessary building and development permits, closing on the real property under options for the site, disruption in developing and integrating our planned Pennsylvania operations and other facilities we may expand and/or acquire, costs and risks attending construction, extensive regulation by gaming and racing authorities, environmental laws and potential exposure to environmental liabilities, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera	(212) 836-9610
lbarbera@equityny.com
	Loren G. Mortman	(212) 836-9604

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